Mail Stop 3561


								September 16, 2005


By U.S. Mail

Mr. Phil Marshall
Chief Financial Officer
Capacitive Deionization Technology Systems, Inc.
13636 Neutron Road
Dallas, TX 75244-4410

		Re:	Capacitive Deionization Technology Systems, Inc.
			Form 10-K for the year ended December 31, 2004
			Filed April 8, 2005
			File No. 0-28291

Dear Mr. Marshall,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief